Exhibit 99

                                Press Release

                                    Dated

                              January 18, 2001

















                                 Press Release

Today's date: January 18, 2001                 Contact: Bill W. Taylor
Release date: Immediately                      Executive Vice President, C.F.O.
                                               (903) 586-9861

       JACKSONVILLE BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

     Jacksonville, Texas, January 18, 2001 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $901,000, or $.46 per share, for the three month period ended December 31, 2000.

     Jerry Chancellor, President and C.E.O., stated, "While we reported another profitable quarter, this quarter's results were down slightly, compared to the $946,000 earned during the comparable quarter in 1999. We attribute this difference primarily to a rising interest rate environment, as we experienced increases in interest rates on deposits and borrowings from the Federal Home Loan Bank of Dallas and to a decline in our income from real estate operations."

     "The Company trimmed non-interest expense and has actively managed its capital structure through a stock repurchase program."

     Net interest income decreased to $2.52 million for the three months ended December 31, 2000 from $2.54 million for the period ended December 31, 1999. Total non-interest income declined from $488,000 at December 31, 1999 to $427,000 at December 31, 2000 primarily due to a decrease of $58,000 in real estate operations, net. Non-interest expense also decreased from $1.60 million to $1.55 million for the comparable periods.

     Diluted earnings per share increased from $.45 for the quarter ended December 31, 1999, to $.46 for the current quarter. The Company continued its repurchase of Treasury shares with the purchase of 33,000 additional shares, bringing total Treasury shares purchased to 741,260.

     At December 31, 2000, assets totaled $315.7 million, liabilities and deferred income amounted to $280.8 million with stockholders' equity totaling $34.9 million.

     Jacksonville Bancorp, Inc's wholly-owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its seven branch office network in Tyler (2), Longview (2), Palestine, Athens, and Rusk.